Exhibit 99.5

ISSN 1718-8369

Volume 9, number 3	October 24, 2014
AS AT JULY 31, 2014

Highlights for July 2014

—  Budgetary revenue totalled $5.3 billion in July, up $183 million compared to last year. Own-source revenue was $4.0 billion, up $165 million, while federal transfers totalled $1.4 billion, an increase of $18 million.

—  Program spending amounted to $4.9 billion, up $8 million over last year.

—  Debt service stood at $699 million, down $4 million from last year.

—  Taking into account the deposit of $84 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $32 million for July 2014.

On the basis of the cumulative results as at July 31, 2014, the budgetary balance within the meaning of the Balanced Budget Act, was in deficit by $1.3 billion.

Summary of consolidated budgetary transactions
(millions of dollars)	(Unaudited data)

	July		April to July			2014-2015 Budget
	2013(1)	2014	2013-2014(1)	2014-2015	% Change	2014-2015	Forecast Growth %

Budgetary revenue

Own-source revenue	3 787	3 952	16 645	17 317	4.0	54 682	3.6

Federal transfers	1 349	1 367	5 466	5 568	1.9	16 691	–0.1

Total	5 136	5 319	22 111	22 885	3.5	71 373	2.7

Budgetary expenditure

Program spending	–4 886	–4 894	–21 626	–22 120	2.3	–65 704	1.8

Debt service	–703	–699	–2 720	–2 763	1.6	–8 583	1.7

Total	–5 589	–5 593	–24 346	–24 883	2.2	–74 287	1.8

Consolidated entities(2)

Non-budget-funded bodies and special funds	323	262	559	723	—	636	—

Health and social services and education networks	–17	–20	–34	–38	—	–72	—

Generations Fund	102	84	329	363	—	1 301	—

Total	408	326	854	1 048	—	1 865	—

Surplus (Deficit)	–45	52	–1 381	–950	—	–1 049	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–102	–84	–329	–363	—	–1 301	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–147	–32	–1 710	–1 313	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds for 2013-2014.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at July 31, 2014

¡	Budgetary balance

For the period from April to July 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $1.3 billion. A deficit in the first four months of the fiscal year reflects the historical trend. During that period, expenditure usually exceeds revenue, since government departments spend more on their activities.

For fiscal 2014-2015 as a whole, the budget of June 4, 2014 provides for a budgetary balance in deficit of $2.4 billion.

¡	Budgetary revenue

As at July 31, 2014, budgetary revenue amounted to $22.9 billion, $774 million more than as at July 31, 2013.

—	Own-source revenue stood at $17.3 billion, up $672 million from the same time last year.

—	Federal transfers amounted to $5.6 billion, up $102 million compared to July 31, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $24.9 billion, an increase of $537 million, or 2.2%, over last year.

For the fiscal year, program spending rose by $494 million, or 2.3%, reaching $22.1 billion. The most significant changes were in the Health and Social Services ($299 million) and Education and Culture ($175 million) missions.

Debt service amounted to $2.8 billion, an increase of $43 million, or 1.6%, compared to last year.

¡	Consolidated entities

As at July 31, 2014, the results of consolidated entities showed a surplus of $1.0 billion. These results included:

—	a surplus of $723 million for non-budget-funded bodies and special funds;

—	dedicated revenue of $363 million for the Generations Fund;

—	a $38-million deficit for the health and social services and education networks.

¡	Net financial requirements

As at July 31, 2014, consolidated net financial requirements stood at $4.5 billion, an increase of $223 million compared to last year. Net financial requirements reflect the current budget deficit as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)	(Unaudited data)

	July			April to July
	2013(1)	2014	Change	2013-2014(1)	2014-2015	Change

Budgetary revenue

Own-source revenue	3 787	3 952	165	16 645	17 317	672

Federal transfers	1 349	1 367	18	5 466	5 568	102

Total	5 136	5 319	183	22 111	22 885	774

Budgetary expenditure

Program spending	–4 886	–4 894	–8	–21 626	–22 120	–494

Debt service	–703	–699	4	–2 720	–2 763	–43

Total	–5 589	–5 593	–4	–24 346	–24 883	–537

Consolidated entities(2)

Non-budget-funded bodies and special funds	323	262	–61	559	723	164

Health and social services and education networks	–17	–20	–3	–34	–38	–4

Generations Fund	102	84	–18	329	363	34

Total	408	326	–82	854	1 048	194

Surplus (Deficit)	–45	52	97	–1 381	–950	431

Consolidated non-budgetary surplus (requirements)	1 031	820	–211	–2 923	–3 577	–654

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	986	872	–114	–4 304	–4 527	–223

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds for 2013-2014.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)	(Unaudited data)

	July					April to July

Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %

Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 224		1 170		–4.4	5 968		6 237		4.5

Contributions to Health Services Fund	576		624		8.3	2 238		2 317		3.5

Corporate taxes	266		282		6.0	937		988		5.4

Consumption taxes	1 258		1 436		14.1	5 580		5 892		5.6

Others sources	165		160		–3.0	644		627		–2.6

Total own-source revenue excluding government enterprises	3 489		3 672		5.2	15 367		16 061		4.5

Revenue from government enterprises	298		280		–6.0	1 278		1 256		–1.7

Total own-source revenue	3 787		3 952		4.4	16 645		17 317		4.0

Federal transfers

Equalization	653		774		18.5	2 611		3 095		18.5

Health transfers	428		402	(1)	–6.1	1 713		1 611	(1)	–6.0

Transfers for post-secondary education and other social programs	129		132		2.3	515		528		2.5

Other programs	52		59		13.5	281		334		18.9

Subtotal	1 262		1 367		8.3	5 120		5 568		8.8

Harmonization of the QST with the GST – Compensation	87	(2)	—		—	346	(2)	—		—

Total federal transfers	1 349		1 367		1.3	5 466		5 568		1.9

BUDGETARY REVENUE	5 136		5 319		3.6	22 111		22 885		3.5
(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was earmarked in 2014-2015 for the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has been deducted from the health transfers. Were it not for the allocation, the change would be 2.4% instead of -6.0%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as compensation funded spending is recognized. Consequently, the $1 467 million paid in 2013-2014 was spread over 2013-2014 at the rate, at $86 million a month, for debt service expenditure. The allocation of $430 million in compensation to the FINESSS was also spread over the 2013-2014 fiscal year, at $36 million a month.

General fund expenditure
(millions of dollars)	(Unaudited data)

	July			April to July
Expenditures by mission	2013(1)	2014	Change %	2013-2014(1)	2014-2015	Change %
Program spending

Health and Social Services	2 562	2 662	3.9	10 711	11 010	2.8

Education and Culture	770	738	–4.2	5 454	5 629	3.2

Economy and Environment	632	568	–10.1	2 011	1 879	–6.6

Support for individuals and Families	526	536	1.9	2 089	2 174	4.1

Administration and Justice	396	390	–1.5	1 361	1 428	4.9

Total program spending	4 886	4 894	0.2	21 626	22 120	2.3

Debt service	703	699	–0.6	2 720	2 763	1.6

BUDGETARY EXPENDITURE	5 589	5 593	0.1	24 346	24 883	2.2

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds for 2013-2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)	(Unaudited data)

	July 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks(1)	Total	Consolidation adjustments(2)	Total
Revenue	930	84	277	696	2 164	—	4 151	–2 070	2 081

Expenditure

Expenditure	–754	—	–277	–696	–1 816	–20	–3 563	1 982	–1 581

Debt service	–183	—	—	—	–79	—	–262	88	–174

Total	–937	—	–277	–696	–1 895	–20	–3 825	2 070	–1 755

RESULTS	–7	84	—	—	269	–20	326	—	326

	April to July 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks(1)	Total	Consolidation adjustments(2)	Total
Revenue	3 712	363	354	2 162	7 745	—	14 336	–7 557	6 779

Expenditure

Expenditure	–2 677	—	–354	–2 162	–7 045	–38	–12 276	7 200	–5 076

Debt service	–690	—	—	—	–322	—	–1 012	357	–655

Total	–3 367	—	–354	–2 162	–7 367	–38	–13 288	7 557	–5 731

RESULTS	345	363	—	—	378	–38	1 048		1 048

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidated adjustments include the elimination of program spending from the general fund.

The next monthly report, as at August 31, 2014, will be published on November 21, 2014.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca.